As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278800

PROSPECTUS SUPPLEMENT

(to the prospectus dated April 25, 2024)

Up to 1,091,981 Shares of Common Stock

Up to 40,000 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

Up to 2,363,258 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-3, effective as of April 25, 2024 (Registration No. 333-278800) relating to the resale from time to time by the selling stockholders of:

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Up to 1,091,981 shares of common stock;

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Up to 40,000 shares of common stock issuable upon exercise of pre-funded warrants;

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Up to 1,131,981 shares of common stock issuable upon exercise of Series A common stock warrants;

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Up to 1,231,277 shares of common stock issuable upon exercise of Series B common stock warrants;

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Up to 4,386,424 shares of common stock issuable upon exercise of Series C common stock warrants (which have been subsequently cancelled as described below); and

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Up to 4,386,424 shares of common stock issuable upon exercise of Series D common stock warrants (which have been subsequently cancelled as described below).

The selling stockholders purchased the shares of common stock, pre-funded warrants, Series A common stock warrants, Series B common stock warrants, Series C common stock warrants and Series D common stock warrants from us pursuant to a securities purchase agreement, dated April 1, 2024.

On March 24, 2025, we (i) reduced the exercise price per share of common stock issuable upon exercise of the Series A common stock warrants from $15.50 to $11.54, except that the exercise price per share of common stock for such warrants held by members of management was reduced from $16.96 to $12.45; (ii) reduced the exercise price per share of common stock issuable upon exercise of the Series B common stock warrants from $14.25 to $11.54, except that the exercise price per share of common stock for such warrants held by members of management was reduced from $15.71 to $12.45; (iii) cancelled all outstanding Series C common stock warrants; and (iv) cancelled all outstanding Series D common stock warrants. Other than the reduction in the per share exercise price for the Series A common stock warrants and Series B common stock warrants, all other terms and provisions of the Series A common stock warrants and Series B common stock warrants remain unchanged. None of the Series C common stock warrants and Series D common stock warrants had been exercised prior to cancellation; accordingly, the offering of an aggregate of 8,772,848 shares of common stock issuable upon exercise of such warrants pursuant to the prospectus is hereby terminated.

This prospectus supplement is being filed to update the information in the prospectus with the information summarized above and contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2025. You should read this prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in the prospectus carefully before you invest in our securities.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of the prospectus and under similar headings in the other documents that are incorporated by reference into the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2025.